EXHIBIT (h)(29)
AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT
(Service Shares)
     This Amendment to the Fund Participation Agreement (“Agreement”) dated April 10, 2001, among Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), Janus Capital Corporation, a Colorado corporation (the “Adviser”) and Farmers New World Life Insurance Company, a Washington life insurance company (the “Company”) is effective as of September 1, 2008.
AMENDMENT
     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
     1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.
     2. All other terms of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

FARMERS NEW WORLD LIFE INSURANCE COMPANY	JANUS CAPITAL CORPORATION

By: /s/ Mike Keller	By: /s/ Heidi Hardin
Name: Mike Keller	Name: Heidi Hardin
Title: Senior Vice President	Title: Senior Vice President

JANUS ASPEN SERIES

By: /s/ Robin Beery
Name: Robin Beery
Title: President of Funds

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and Date	Contracts Funded
Established by the Board of Directors	By Separate Account

Farmers Annuity Separate Account A (4/6/99)	Farmers Variable Annuity

Farmers Variable Life Separate Account A (4/6/99)	Farmers Flexible Premium Variable
Life Insurance Policy

Farmers EssentialLife Variable
Universal Life

Farmers Variable Universal Life

Accumulator VUL